Exhibit 10.2
EXECUTION COPY
ADVISORY SERVICES AGREEMENT
     This Advisory Services Agreement (this “Agreement”) is made as of July 19, 2007, by and among Bear Stearns Merchant Manager III, L.P., a Cayman Islands exempted limited partnership (the “Advisor”) and Doral Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Company”).
RECITALS:
     Doral Holdings, L.P., a Cayman Islands exempted limited partnership (the “Partnership”), and the Company are parties to a Stock Purchase Agreement, dated as of May 16, 2007 (the “Purchase Agreement”).
     The Company desires to retain the Advisor with respect to the services described herein.
     NOW, THEREFORE, the parties agree as follows:
     1. Term. This Agreement shall commence on the date hereof and shall terminate (except as provided in the immediately following sentence) on the earliest to occur of (a) the occurrence of a Termination Event and (b) the fifth anniversary of the date hereof (the “Term”). The provisions of Sections 3(c), 4(b), 5, 6, 7, 8, 9, 10, 12, and 13 and obligations to pay any outstanding unpaid fees hereunder shall survive the termination of this Agreement. As used herein, “Termination Event” means 60 days following delivery by the Company to the Advisor of written notice of termination of this Agreement.
     2. Services.
          (a) The Advisor shall perform or cause to be performed the following services for the Company and its subsidiaries: (i) identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries; (ii) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness, assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; and (iii) advice with respect to procurement, information technology, accounting and tax matters.
          (b) The Advisor and the Company’s board of directors shall agree upon the time and manner in which requested services are to be performed by the Advisor. The Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of the Advisor as the Advisor shall deem appropriate to the furnishing of the services required. The Advisor is an independent contractor and nothing in this Agreement shall be construed to imply that the Advisor is a partner or joint venturer with, or an agent or fiduciary of, the Company.

     3. Advisory Fee.
          (a) Subject to Section 3(d), in consideration of the Advisor’s undertaking to provide advisory services hereunder, during the Term of this Agreement, the Company shall pay the Advisor an annual advisory fee (the “Advisory Fee”) equal to (i) for the period beginning July 1, 2007 (or if later, the date hereof) and ending June 30, 2008, $1,500,000, (ii) for the twelve-month period beginning July 1, 2008 and ending June 30, 2009, $2,000,000, (iii) for the twelve-month period beginning July 1, 2009 and ending June 30, 2010, $2,500,000, (iv) for the twelve-month period beginning July 1, 2010 and ending June 30, 2011, $3,000,000, and (v) for the twelve-month period beginning July 1, 2011 and ending June 30, 2012, $3,500,000, in each case, payable in advance beginning on the date hereof and thereafter in annual installments on August 31 of each year (or if such date is not a business day, on the latest business day preceding such date, each an “Advance Payment Date”). The Advisory Fees shall be payable by the Company whether or not the Company actually requests that the Advisor provide the services described in Section 2 above. All Advisory Fees shall be fully earned when paid, and shall not be refundable, in whole or in part.
          (b) The first installment of the Advisory Fee, for the period beginning on the date hereof and ending June 30, 2008, shall be payable on the date hereof in an amount equal to $1,500,000 and will not be pro rated.
          (c) Upon a Termination Event, the Company shall be obligated to pay to the Advisor, the remaining Advisory Fees that would otherwise be payable to the Advisor pursuant to this Section 3 through the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the second anniversary of the date of the Termination Event.
          (d) Notwithstanding anything to the contrary in Section 3(a)(ii), (iii), (iv) or (v), if on any Advance Payment Date beginning August 31, 2009, the amount of the annual installment of the Advisory Fee advanced on the previous Advance Payment Date for the immediately previous twelve-month period ended June 30 as described in Section 3(a) above (such period, the “Prior Fee Period”) exceeds three percent (3.0%) of the Company’s actual consolidated pre-tax income, before dividends on its preferred and common stock, for such Prior Fee Period, then the amount of the annual installment of the Advisory Fee then payable shall be reduced by such excess amount. In the event that an advance payment is made on August 31, 2011, then on or prior to August 31, 2012 the Company shall determine whether the Advance paid on August 31, 2011 (without giving effect to any reduction in the previous sentence) exceeds 3% of the Company’s actual consolidated pre-tax income, before dividends on its preferred and common stock for the twelve-month period ended June 30, 2012, and if it so exceeds then the Advisor shall promptly reimburse the Company for such excess. For the avoidance of doubt, each reference in this Section 3(d) to an Advance Payment Date occurring on August 31 shall be deemed, if such August 31 is not a business day, to be a reference to the Advance Payment Date on the latest business day preceding such date.
     4. Expenses.
          (a) In addition to Advisory Fees, the Company shall reimburse the Advisor, promptly upon request, for all reasonable out-of-pocket expenses incurred by the Advisor in connection with the Advisor’s performance of services hereunder, including fees and expenses paid to consultants, subcontractors and other third parties in connection with such obligations; provided that reimbursement by the Company for any such fees and expenses paid to consultants, subcontractors and other third parties in connection with such obligations shall require the prior approval of either the Company’s board of directors or the board of directors of Doral GP Ltd., a Cayman Islands exempted company.
          (b) The Company shall promptly reimburse the Partnership for all documented “Partnership Expenses” other than the “Doral Transaction Fee” (as each such term is defined in the Partnership’s limited partnership agreement, as in effect on the date hereof) incurred prior to or during the Term of this Agreement. The Partnership shall be entitled to enforce the provisions of this Section 4(b) against the Company as if it were a party hereto.
     5. No Implied Duties. The Advisor does not make any representations or warranties, express or implied, in respect of the services to be provided by any member of its Advisor Group. Except as the Advisor may otherwise agree in writing on or after the date hereof: (a) each member of the Advisor’s Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (i) engage in the same or similar business activities or lines of business as the Company or its subsidiaries and (ii) do business with any client, customer, supplier, lender or investor of, to or in the Company or its subsidiaries; (b) no member of the Advisor’s Advisor Group shall be liable to the Company or its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (c) in the event that any member of the Advisor’s Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (i) the Company or any of its subsidiaries, on the one hand, and (ii) the Advisor or a member of its Advisor Group, on the other hand, or any other person, no member of the Advisor’s Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor’s Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, its subsidiaries or any of their affiliates.
     6. Indemnity. The Company and its subsidiaries shall, to the fullest extent permitted by applicable law, defend, indemnify and hold harmless the Advisor, its affiliates, and their respective partners, members, directors, officers, employees, agents and affiliates (the “Advisor Group”) from and against any and all losses, claims, liabilities, damages or expenses, including reasonable attorney’s fees and amounts paid in settlement (collectively, “Losses”) arising out of or related to the services provided or to be provided pursuant to this Agreement, including with respect to any actual or threatened action, suit, proceeding or claim relating thereto (collectively, “Claims”), except to the extent that they are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted from the gross negligence or willful misconduct of the Advisor and excluding any Losses suffered by the Advisor Group on its direct or indirect investment in the Company. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions which may be brought against the Company and its subsidiaries or any member of the Advisor’s Advisor Group, or in which any member of the

Advisor’s Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by the Advisor’s Advisor Group, and shall promptly reimburse each member of the Advisor’s Advisor Group for all costs and expenses (including reasonable attorney’s fees) as incurred, in connection with the investigation of, preparation for or defense or settlement of any pending or threatened Claim subject to indemnification hereunder, whether or not the Advisor’s Advisor Group member is a party and whether or not such Claim is initiated by or on behalf of the Company and whether or not resulting in any liability. In no event will any member of an Advisor’s Advisor Group be liable to the Company or any of its subsidiaries for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise).
     7. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:
     to the Company:

Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920
Telephone: (787) 474-6381
Fax: (787) 474-6817
Attn:	Glenn Wakeman
Enrique Ubarri
     to BSMB:

Bear Stearns Merchant Manager III, L.P.
c/o Bear, Stearns & Co. Inc.
383 Madison Avenue, 40th Floor
New York, New York 10179-5706
Attention:	David E. King
Robert Juneja
Tel.:	212-272-2000
Fax:	212-881-9516
     with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attention:	Michael T. Edsall
Tel.:	212-446-4800
Fax:	212-446-6460
     8. Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that the Advisor may, without the consent of the Company, assign its rights under this Agreement to any of its affiliates.
     9. No Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
     10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.
     11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.
     12. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
     13. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Advisory Services Agreement as of the date first written above.

DORAL FINANCIAL CORPORATION

By:	/s/ Glen R. Wakeman

Name: Glen R. Wakeman
Title: Chief Executive Officer

BEAR STEARNS MERCHANT MANAGER III, L.P.

By:	JDH Management LLC, a general partner

By:	/s/ David E. King

Name: David E. King
Title: Senior Managing Director
Signature Page to
Advisory Services Agreement